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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into as May 11, 2007, by and between WQN, INC., a Delaware corporation (“Buyer”), and CLEVERBYTE, INC., an association incorporated under the laws of the State of Queensland, Australia (“Seller”).
W I T N E S S E T H
     WHEREAS, Seller is the owner of assets, intellectual property, products, services, and general intangibles related to the software program “My Nabyoo” (the “Business”).
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from the Seller, the Purchased Assets (as defined below), all subject to the terms and conditions hereinafter set forth; and
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
1.1 Purchased Assets To Be Transferred. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept, the Purchased Assets, free and clear of any mortgage, security interest, pledge, lien, charge or other encumbrance (each, an “Encumbrance”). The Seller expressly agrees that the sale of the Purchased Assets constitutes a transfer of all of the Seller’s rights with respect to the Purchased Assets, and that the Seller neither reserves, nor has granted, nor is aware of, any rights to market or otherwise transfer the Purchased Assets. The "Purchased Assets” shall mean, and consist of, all source and object code versions of the My Nabyoo software, the content of the website www.mynabyoo.com, and any code, modules, libraries, routines, functions, applications, databases, interfaces, filters, and components included or related to any of the foregoing, including, without limitation, the software identified in Schedule 1.1(a) (the "Software”), the Uniform Resource Locator on the world wide web for My Nabyoo (the “URL”), and all of the rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) that relate to the Software, including the following:
          (a) Documentation. All right, title and interest in or to any end user or design documentation, specification, or description of the Software, including, without limitation, the documentation identified in Schedule 1.1(a) hereto (the “Documentation”).
          (b) Intellectual Property Rights. All right, title and interest in or to any of Seller’s (a) United States patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) United States trademarks, service marks, logos, trade dress and trade names or other

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source-identifying designations or devices, (c) United States copyrights, works of authorship and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, and (e) confidential ideas, trade secrets, computer software, including source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information relating to the Software or the Business (the “Intellectual Property Rights”).
          (c) Records And Files. All records, files, invoices, copies of accounting records, copies of business records, and other data related to the Business, Software, or the Contracts.
1.2 Liabilities Not Assumed. Except as set forth on Schedule 1.3, Buyer is not assuming, and will not assume or perform any liabilities or obligations of Seller.
ARTICLE II
PURCHASE PRICE AND INVENTORY COUNT
2.1 Purchase Price. At the Closing (as defined below), Buyer shall (a) pay to the Seller an aggregate amount equal to (i) $700,000.00 USD in the form of an issue of 2,692,308 shares of Buyer’s unregistered and restricted common stock, par value $0.01 USD per share (the “Common Stock”) (such amount as it may be increased or decreased pursuant to the terms hereof, being, the "Purchase Price”).
ARTICLE III
CLOSING
3.1 Closing Date. The closing (“Closing”) of the transactions contemplated hereby shall occur on May 15, 2007 (the “Closing Date”).
3.2 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:
     A. This fully executed Asset Purchase Agreement;
     B. A fully executed Bill of Sale in the form of Exhibit A;
     C. Fully executed third party consents and/or approvals, as may be necessary; and
     D. Title to and possession of the Purchased Assets.
3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:
     A. The Purchase Price, constituting certificates representing the shares of common stock in the Buyer described in Section 2.1; and

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     B. Such other agreements, documents, certificates and instruments as Buyer may reasonably request as being necessary in order to effectuate the transactions contemplated by this Agreement.
ARTICLE IV
CONDITIONS TO CLOSING
     The obligations of the parties to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:
4.1 Fairness Opinion. Buyer shall have received a written opinion supporting the terms and fairness of the transaction contemplated by this Agreement, satisfactory to Buyer.
4.2 Board Approval. Buyer shall have obtained all board of director approval necessary to consummate the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
5.1 Representations and Warranties of Seller. As of the Closing Date, Seller represents and warrants to Buyer as follows: (a) Seller is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization and Seller has all requisite corporate power and authority to own and operate the Purchased Assets, to carry on its business as now conducted and to enter into this Agreement and any other agreement to which it is a party; (b) this Agreement is, and the other agreements when executed and delivered will be, the legal, valid and binding obligations of Seller, each enforceable against Seller in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles; (c) Seller has taken all action and obtained all consents necessary to authorize the execution, delivery and performance of this Agreement; (d) Seller has good and marketable title to the Purchased Assets, free and clear of all liens, claims, and encumbrances of any kind; (e) the execution and performance of this Agreement and the other agreements to which it is a party do not conflict with, or constitute a default under, any agreement to which Seller is party or by which Seller is bound; (f) except as disclosed to Buyer in writing, Seller is not party to any litigation related to the Purchased Assets and is not, to its knowledge, the subject of any government investigation, and Seller has no knowledge of any pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to such litigation or investigation related to the Purchased Assets; (g) Seller does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) required to be disclosed in a balance sheet prepared in accordance with GAAP (including the notes thereto) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date in any way related to the Purchased Assets other than: (A) liabilities set forth on the latest financial statements (including any notes thereto) provided to the Buyer (the “Financial Statements”) and (B) liabilities and obligations which have arisen after the date of the Financial Statements in the ordinary course of business (none of which is a liability resulting from breach of contract, breach

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of warranty, tort, infringement, claim or lawsuit, unless such liability is either fully covered by insurance (subject to normal deductibles or retentions) or is not, individually or in the aggregate with all such other liabilities, material); (h) all of the Purchased Assets are in good operating condition; and (i) no representation or other statement made by Seller to Buyer in this Agreement or any certificate or instrument delivered by Seller to Buyer in connection herewith (taken together with all such representations, statements, certificates and instruments delivered by Seller) contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Buyer not misleading.
5.2 Intellectual Property Rights.
     (a) No Intellectual Property Rights of any third party are necessary to conduct the business of Seller as it has been conducted, is currently conducted, or is currently proposed to be conducted. All of the Seller’s Intellectual Property Rights are subsisting, valid, and enforceable.
     (b) Neither the Seller, nor the conduct of the business of Seller as it has been conducted, is currently conducted, or is currently proposed to be conducted, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party and, to the knowledge of Seller, no Person has asserted any claim of the foregoing or challenging the ownership, validity, or enforceability of any Intellectual Property Rights owned, licensed, or used by the Seller. Immediately subsequent to the Closing, any Intellectual Property Rights owned or used by the Seller immediately prior to the execution hereof will be owned by or available for use by such Seller on terms and conditions identical to those under which such Seller owned or used the Intellectual Property Rights immediately prior to the execution hereof. The Closing hereof shall not terminate or alter (or give rise to any right to terminate or alter) any Contract granting rights to any Intellectual Property Rights or give rise to or allow any third party to exercise any additional right or impose any additional restriction on Seller under any Contract granting rights to any Intellectual Property Rights.
     (c) Seller does not license, use, or distribute any open source software, free source software, freeware, or any other software copied, downloaded, licensed, or otherwise obtained pursuant to terms, notices, or other commitments or understandings that would: (i) prevent Seller from obtaining a patent on any Proprietary Software; or (ii) require Seller to disclose, license, distribute or otherwise make available any Proprietary Software, without material consideration, or the source code of any Proprietary Software, whether with or without consideration, to any third party. “Proprietary Software” shall mean software developed by or for Seller or for which a Seller owns or holds an exclusive license to the copyright or any patentable invention embodied by such software, in each case whether or not such copyright or patentable invention is registered or perfected.
     (d) Seller owns and possesses the entire and exclusive right, title and interest in and to any Intellectual Property Rights free and clear of any encumbrance or restriction.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
6.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
     A. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as presently conducted, to own and operate the properties owned by it and to enter into this Agreement and perform its obligations hereunder.
     B. Authority Relative to Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.
     C. Brokers, Finders, Etc. All negotiations relating to this Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage of finder’s commission, fee or similar compensation.
ARTICLE VII
COVENANTS OF SELLER
7.1 Use of Names. Seller covenants that as of the Closing Date, Seller shall abandon and cease use of the name “My Nabyoo.” Notwithstanding anything herein to the contrary in this Agreement, Seller retains all rights to the name “CleverByte” and Buyer agrees that it will not use the name “CleverByte” at any time. Additionally, Seller covenants to perform such actions and execute such documents as shall be required or requested to immediately transfer the URL to Buyer after Closing.
7.2 Confidentiality, Non-Compete and Non-Solicitation. The Seller, each principal of Seller, and any Affiliate of Seller (individually, each a “Security Holder”) acknowledges that it has or may have access to Confidential Information (as defined) and that such Confidential Information does and will constitute valuable, special and unique property of Buyer from and after the Closing Date. The Seller and each Security Holder agrees that (a) for a period of three (3) years after the Closing Date, in the case of the Seller, and (b) for a period of the later of (i) three (3) years after the Closing Date or (ii) two (2) years after the last day of employment with the Buyer, in the case of the Security Holders, neither it nor any of its affiliates, will, directly or indirectly (i) own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, manufacturing or marketing of products that are competitive with the Business or that otherwise competes with Buyer, (ii) solicit, influence or attempt to influence any employee, customer, supplier, vendor or referral source of Buyer to terminate his or her employment or other contractual relationship with Buyer for any reason or (iii) disclose, reveal, divulge or communicate to any person other than authorized officers, directors, partners, and employees of Buyer, or use or otherwise exploit for its own benefit or for the benefit of

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anyone other than Buyer, any Confidential Information. Neither the Seller nor any Security Holder shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, such person shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. After the Closing, the parties to this Agreement agree that they will not publicly disparage Buyer, its business or any activity related thereto. For purposes of this Section 7.2, “Confidential Information” shall mean any confidential information with respect to the Business, including, without limitation, methods of operation and manufacture, referral sources, customers and customer lists, terms of the Seller’s relationships with its senior fellow, products or services, proposed products or services, former products or services, proposed, pending or completed acquisitions of any Seller, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement, or (b) becomes generally available to the public other than as a result of a disclosure by the Seller, the Seller Representative or a Security Holder not otherwise permissible thereunder, or (c) the Seller, the Seller Representative or a Security Holder learns from other sources where such sources have not violated their confidentiality obligation to Buyer. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of this Section 7.2 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.
7.3 Conduct of Business. Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, Seller shall operate its business in a reasonable and prudent manner only in the usual and ordinary course of business consistent with past custom and practice and in accordance with all applicable laws and to maintain the Purchased Assets in good working order. Seller shall preserve the goodwill and organization of the Business and the relationships with its customers, suppliers, referral sources, employees and other persons having business relations with Seller. Without limiting the generality of the foregoing and subject thereto, prior to the Closing Date or the termination of this Agreement, Seller shall not, without the written consent of Buyer:
     A. sell, lease, license or dispose of any of its assets or properties, but excluding Excluded Assets other than in the ordinary course of the business and subject to the obligation to maintain proper inventory levels; or
     B. mortgage, pledge or otherwise encumber any of the Purchased Assets or subject any such Purchased Assets to any lien or encumbrance.

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ARTICLE VIII
NON-SOLICITATION
8.1 Seller and any Affiliate of Seller hereby agree that they will not contact any Customer (as defined below) for purposes of soliciting the sale of any products or services competing in any manner with the Business for a period of two (2) years following the date hereof. “Customer” means any individual, business, corporation, organization, group, entity or other person who has utilized or will utilize within the next three years any of the Intellectual Property Rights associated with the Purchased Assets.
ARTICLE IX
INDEMNIFICATION
9.1 Survival of Representations and Warranties.
     (a) The representations and warranties of the Seller and Buyer contained in this Agreement, any agreement or any other certificate or other document delivered in connection herewith or therewith shall survive for a period of twelve (12) months after Closing. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.
     (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.
9.2 Limitations on Liability.
     (a) For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any person entitled to indemnification under this Agreement, (iii) “Indemnifying Party” means any person required to provide indemnification under this Agreement, (iv) “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person, including without limitation any governmental entity), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith, and (v) “Third Party Claim” means any claim, action or proceeding made or brought by any person who or which is not a party to this Agreement or an affiliate of a party to this Agreement.
     (b) With respect to Buyer’s Indemnifiable Losses relating to, or incurred as a result of, (i) a breach of the representations and warranties of the Seller set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), and 5.2, the maximum amount for which Buyer shall be indemnified pursuant to the terms of this Article IX shall be the Purchase Price. The maximum amount that Buyer shall be indemnified hereunder for Indemnifiable Losses arising out of or related to a

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claim for indemnification pursuant to Section 9.3(a)(i) for a breach of any other representation in Article V shall be $350,000.00.
     (c) Buyer may not seek payment for its Indemnifiable Losses pursuant to claims for indemnification under Section 9.3(a)(i) unless and until such losses have exceeded $25,000. Upon the occurrence of such Indemnifiable Losses exceeding $25,000, Buyer is entitled to seek payment directly from the Seller as provided herein, for the entire amount of such excess.
     (d) The parties will, to the extent permitted by law, treat any payment or receipt of Indemnifiable Losses or indemnification under this Article IX as an adjustment to the Purchase Price on all Tax Returns.
     (e) The amount of any Indemnifiable Losses or Indemnity Payments payable pursuant to this Article IX will be net of any insurance proceeds actually received by the Indemnitee in connection with the circumstances giving rise to the claim but less the amount of any increase in the premiums for the insurance policy or policies under which the payment of insurance proceeds was made and which is attributable to the payment of such Indemnifiable Losses or Indemnity Payments.
     (f) Notwithstanding anything contained herein to the contrary, Seller shall be entitled to satisfy any Indemnity Payment owed by it arising out of an Indemnifiable Loss pursuant to this Article IX by delivering to Buyer an amount of Seller’s Common Stock equal to such Indemnity Payment. For purposes of this Section 9.2(f), the computation of a share of Common Stock shall be calculated as the greater of (x) $0.26 per share or (y) the average, for the five trading days immediately preceding the date of the Indemnity Payment, of the daily mean of (a) the highest bid price and (b) the highest ask price of the Common Stock.
9.3 Indemnification.
     (a) Subject to Sections 9.1 and 9.2, the Seller and each Security Holder, jointly and severally, agrees to indemnify, defend and hold harmless Buyer and its directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses actually suffered or incurred to the extent relating to, resulting from or arising out of:
     (i) any breach of representation or warranty of the Seller in Article V of this Agreement or under any agreement, certificate or other document delivered pursuant hereto;
     (ii) any breach or nonfulfillment of any agreement or covenant of the Seller under the terms of this Agreement or any other agreement delivered pursuant hereto;
     (iii) the ownership, operation, maintenance or utilization of the Purchased Assets or the Business prior to the Closing Date; and
     (iv) the payment and performance of any Excluded Liabilities.
     (b) Buyer agrees to indemnify, defend and hold harmless the Seller and its directors, officers, partners, employees, agents or representatives from and against any and all

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Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach of representation or warranty of Buyer under Article VI this Agreement or under any agreement, certificate or other document delivered pursuant hereto.
9.4 Defense of Claims.
     (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.
     (b) If, within ten (10) calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.
     (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 9.4(a) or 9.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which

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was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.
     (d) The Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”). If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article IX.
ARTICLE X
EMPLOYMENT MATTERS
10.1 Russell Spiesser shall execute an employment agreement with WQN in substantially the same form as attached hereto as Exhibit B dated as of even date herewith that contains customary terms and conditions, including compensation equal to $7,000 per month and an annual bonus based on the number of software licenses licensed by WQN during such period.
10.2 After the Closing, Buyer may, in its sole discretion, offer to employ former employees of the Business, on terms that are mutually agreeable to Buyer and such employees.
ARTICLE XI
MISCELLANEOUS
11.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:
          If to Seller, addressed to:
CleverByte, Inc.
Attn: Russell Spiesser
cleverbyte@internode.on.net
          If to Buyer, addressed to:
WQN, Inc.
Attn: B. Michael Adler
14911 Quorum Drive, Suite 140
Dallas, Texas 775254
Facsimile: 972.980.3739
          with a copy to:

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Patton Boggs LLP
Attn: David McLean
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Facsimile: 214.758.1550
Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
11.2 Further Assurances. After the Closing, Seller shall execute, deliver and acknowledge all such further instruments of transfer and conveyance, obtain such other releases and do and perform all such other acts and things as Buyer may reasonably require to vest more effectively in Buyer, and to put Buyer in possession of, the Assets, free and clear of any liens, claims, charges or encumbrances.
11.3 Fees and Expenses. Each party hereto shall bear and pay all costs and expenses (including, without limitation, finder’s or broker’s fees or commissions) incurred by it in connection with the transactions contemplated by this Agreement.
11.4 Complete Agreement. This Agreement constitutes the entire agreement of the parties relating to the transactions contemplated by this Agreement and supersedes all prior contracts or agreements with respect to those matters, whether oral or written.
11.5 Assignment. This Agreement and any rights or duties hereunder shall not be assigned by any party hereto without the consent of the other party hereto.
11.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument. This Agreement shall be effective upon receipt of each party of a duly executed facsimile hereof. For purposes of this Agreement, facsimile, scanned, or digitally transmitted signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile or scanned copies of this Agreement, such copies shall be deemed originals.
11.7 Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflicts of law or other rule or principle that might refer to the laws of another jurisdiction).
(The rest of this page is intentionally left blank. Signatures to follow.)

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its authorized representative on its behalf as of the date first above written.

SELLER: CLEVERBYTE, INC.
By:	/s/ Russell Spiesser
Russell Spiesser,
Chief Executive Officer

BUYER: WQN, INC.
By:	/s/ B. Michael Adler
B. Michael Adler,
Chief Executive Officer